Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the amended Prospectus constituting part of this Registration Statement of our report dated July 11, 2018 relating to the financial statements of Worthington Aviation Parts, Inc. as of and for the year ended December 31, 2017.

We also consent to the reference of us under the caption “Experts” in the amended Prospectus.

REDPATH AND COMPANY, LTD.
St. Paul, Minnesota
May 23, 2019